                                                                    EXHIBIT 99.2

          UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

                               INTRODUCTORY NOTE

     On February 2, 2002, Adolph Coors Company ("Coors") acquired the entire issued share capital of Bass Holdings Limited, the parent company of Bass Brewers Limited, and certain other intangible assets from other subsidiaries of Interbrew S.A. and repaid certain intercompany loans, for cash consideration of approximately $1.7 billion, plus acquisition costs. The combined businesses consisting of Bass Holdings Limited, Bass Brewers Limited, certain other subsidiaries of Bass Holdings Limited plus the intangible assets acquired, are defined as the "Carling Brewers" business. The historical financial statements of Carling Brewers are included in this Form 8-K filing.

     The historical financial statements of Carling Brewers include the results of operations and assets and liabilities attributable to the Scottish Brewing business, Tennent Caledonian Brewers ("TCB"), that was formerly a part of Bass Brewers Limited but was not acquired by Coors. For the purposes of the Unaudited Pro Forma Condensed Combined Financial Information, adjustments have been made to the historical financial information of Carling Brewers to eliminate the results of operations and certain assets and liabilities of TCB. These adjustments are described in note 5.

     The actual business acquired by Coors was therefore Carling Brewers excluding TCB. For the purpose of the Unaudited Pro Forma Condensed Combined Financial Information, Carling Brewers, excluding TCB, plus export rights for Carling Brewers brands has been defined as "Coors Brewers".

     The following Unaudited Pro Forma Condensed Combined Financial Information reflects the results of operations and financial position of Coors for the year ended and as of December 30, 2001, after giving pro forma effect to the acquisition described in the accompanying notes.

     The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, the respective historical financial statements and notes thereto of Coors, which are included in the Company's 2001 Annual Report on Form 10-K, and Carling Brewers which are included in this Form 8-K filing.

     The historical financial statements of Carling Brewers have been prepared in accordance with UK GAAP. For the purpose of presenting the Unaudited Pro Forma Condensed Combined Financial Information, financial information relating to Carling Brewers has been adjusted to conform with accounting policies under US GAAP as described in notes 3 and 4 to the Unaudited Pro Forma Condensed Combined Financial Information. In addition, certain adjustments have been made to the historical financial statements of Carling Brewers to reflect reclassifications to conform with Coors' presentation under US GAAP.

     The historical financial statements of Carling Brewers were presented in pounds sterling (L). For the purposes of presenting the Unaudited Pro Forma Condensed Combined Financial Information, the adjusted income statements of Carling Brewers for the year ended December 29, 2001, have been translated into US dollars at the average Daily Closing Rate for the year ended December 29, 2001, and the adjusted balance sheet of Carling Brewers at December 29, 2001 has been translated into US dollars at the Closing Rate on December 28, 2001 (the last business day of the fiscal year) (see notes 1 and 2).

     On March 21, 2002, Coors Brewers announced that it will be closing one of its breweries, Cape Hill. The majority of the production of this brewery relates to Interbrew brands that Coors did not acquire. The revenues and associated costs of the TCB brands produced at Cape Hill have been eliminated from the pro forma financial information as discussed above. Severance and certain restructuring costs associated with the closure of Cape Hill have been accrued for in the purchase price allocation (see note 7).

     The pro forma acquisition adjustments described in note 6 reflect estimates made by Coors management of a preliminary allocation of the purchase price to the fair value of assets acquired and liabilities assumed by Coors. A final allocation of the purchase price is dependent upon certain third-party valuations and other studies that have not yet been finalized, including the tax and financing structure of the acquired business and the evaluation of restructuring plans. Also, the purchase price is subject to further adjustment and agreement with Interbrew based on the value of working capital, certain intercompany trade balances and undistributed earnings from joint ventures as of the acquisition date. Therefore, final actual amounts will differ from those reflected in the Unaudited Pro Forma Condensed Combined Financial Information.

     The Unaudited Pro Forma Condensed Financial Information is provided for illustrative purposes only and does not purport to represent what the actual results of operations or the financial position of the Combined Group would have been had the acquisition of Coors Brewers occurred on the dates assumed, nor is it necessarily indicative of Coors' future operating results or combined financial position.

            UNAUDITED PRO FORMA CONDENSED COMBINED INCOME STATEMENT

                      FOR THE YEAR ENDED DECEMBER 30, 2001

     The following Unaudited Pro Forma Condensed Combined Income Statement for the year ended December 30, 2001, is derived from the audited historical consolidated statements of income of Coors for the year ended December 30, 2001, and the audited historical combined profit and loss account of Carling Brewers for the year ended December 29, 2001, after eliminating the results of TCB and after giving effect to the pro forma adjustments described in notes 5 and 6. Such adjustments have been determined as if the acquisition of Coors Brewers took place on January 1, 2001, the first day of the 2001 fiscal year. The Unaudited Pro Forma Condensed Combined Financial Information has been prepared from, and should be read in conjunction with, and supplemental to, the respective historical consolidated financial statements and notes thereto of Coors, which are included in the Company's 2001 Annual Report on Form 10-K, and Carling Brewers, which are included in this Form 8-K filing.

                                                  CARLING
                                    COORS         BREWERS          ELIMINATE
                                  YEAR ENDED     YEAR ENDED       RESULTS OF        PRO FORMA    COMBINED
                                 DECEMBER 30,   DECEMBER 29,     NON ACQUIRED      ACQUISITION     GROUP
                                     2001           2001          BUSINESSES       ADJUSTMENTS   PRO FORMA
                                   US GAAP        US GAAP           US GAAP          US GAAP      US GAAP
                                 ------------   ------------   -----------------   -----------   ---------
                                                  (NOTE 1)         (NOTE 5)         (NOTE 6)
                                                   (IN MILLIONS, EXCEPT PER SHARE DATA)
Sales..........................   $ 2,842.8      $ 2,546.2          $(416.3)        $      --    $ 4,972.7
Beer excise taxes..............      (413.3)        (874.2)           171.9                --     (1,115.6)
                                  ---------      ---------          -------         ---------    ---------
Net sales......................     2,429.5        1,672.0           (244.4)               --      3,857.1
Cost of goods sold.............    (1,537.6)      (1,171.1)           160.4              13.8     (2,534.5)
                                  ---------      ---------          -------         ---------    ---------
Gross profit...................       891.9          500.9            (84.0)             13.8      1,322.6
Marketing, general and
  administrative expenses......      (717.1)        (391.7)            35.6              28.9     (1,044.3)
Special charges................       (23.2)            --               --              (4.0)       (27.2)
                                  ---------      ---------          -------         ---------    ---------
Operating income...............       151.6          109.2            (48.4)             38.7        251.1
Interest income................        16.4           24.3             (4.0)            (12.0)        24.7
Interest expense...............        (2.0)         (65.5)              --             (16.5)       (84.0)
Gain on sales of
  distributorships.............        27.7             --               --                --         27.7
Other income/(expense).........         4.3           12.8             (2.6)            (10.2)         4.3
                                  ---------      ---------          -------         ---------    ---------
Income before income taxes.....       198.0           80.8            (55.0)             (0.0)       223.8
Income tax expense.............       (75.0)         (35.6)            20.3               0.7        (89.6)
                                  ---------      ---------          -------         ---------    ---------
Net income.....................   $   123.0      $    45.2          $ (34.7)        $     0.7    $   134.2
                                  =========      =========          =======         =========    =========
Net income per common share --
  basic........................   $    3.33                                                      $    3.64
                                  =========                                                      =========
Net income per common share --
  diluted......................   $    3.31                                                      $    3.61
                                  =========                                                      =========
Weighted average common shares
  -- Basic.....................        36.9                                                           36.9
                                  =========                                                      =========
  -- Diluted...................        37.2                                                           37.2
                                  =========                                                      =========

              UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

                              AT DECEMBER 30, 2001

     The following Unaudited Pro Forma Condensed Combined Balance Sheet at December 30, 2001 is derived from the audited historical consolidated balance sheets of Coors as of December 30, 2001, and Carling Brewers as of December 29, 2001, after giving effect to the elimination of the assets and liabilities of TCB and the pro forma adjustments described in notes 5 and 6. Such adjustments have been made as if the acquisition of Coors Brewers took place on December 30, 2001. The purchase price, per the purchase agreement, was denominated in pounds sterling versus the US dollar. The total consideration reflected in the pro formas contained herein is approximately $40 million higher than the actual consideration as of the acquisition date, February 2, 2002, due to the fluctuation in the foreign currency exchange rates between December 30, 2001, and February 2, 2002. The Unaudited Pro Forma Condensed Combined Information has been prepared from, and should be read in conjunction with and supplemental to, the respective historical consolidated financial statements and notes thereto of Coors, which are included in the Company's 2001 Annual Report on Form 10-K, and Carling Brewers which are included in this Form 8-K filing.

                                                                  CARLING       ELIMINATE
                                                   COORS AT      BREWERS AT        NON         PRO FORMA    COMBINED
                                                 DECEMBER 30,   DECEMBER 29,     ACQUIRED     ACQUISITION     GROUP
                                                     2001         2001 US       BUSINESSES    ADJUSTMENTS   PRO FORMA
                                                   US GAAP          GAAP         US GAAP        US GAAP      US GAAP
                                                 ------------   ------------   ------------   -----------   ---------
                                                                  (NOTE 2)       (NOTE 5)      (NOTE 6)
                                                                            (IN MILLIONS)
                                                       ASSETS
CURRENT ASSETS
Cash and cash equivalents......................    $   77.1       $   57.7       $  (6.2)      $   (82.1)   $   46.5
Short-term marketable securities...............       232.6             --            --          (208.0)       24.6
Accounts and notes receivable and other
  receivables..................................       108.7          475.6         (25.8)             --       558.5
Inventories....................................       115.1          133.4          (6.5)            1.7       243.7
Prepaid expenses and other current assets......        73.0           79.9            --             3.7       156.6
                                                   --------       --------       -------       ---------    --------
Total Current assets...........................       606.5          746.6         (38.5)         (284.7)    1,029.9
Properties.....................................       869.7          596.4         (88.0)          (52.8)    1,325.3
Goodwill.......................................          --        1,009.4        (305.9)         (129.3)      574.2
Other intangible assets........................        86.3          624.8        (195.5)           (5.0)      510.6
Investments in joint ventures..................        94.8           33.9            --            62.4       191.1
Long-term marketable securities................          --            6.5            --            (3.8)        2.7
Other assets...................................        82.4          653.5         (69.7)         (263.3)      402.9
                                                   --------       --------       -------       ---------    --------
TOTAL ASSETS...................................    $1,739.7       $3,671.1       $(697.6)      $  (676.5)   $4,036.7
                                                   ========       ========       =======       =========    ========

                                LIABILITIES AND SHAREHOLDERS' EQUITY (NET INVESTMENT)
CURRENT LIABILITIES
Accounts payable...............................    $  222.5       $   77.0       $    --       $      --    $  299.5
Other current liabilities......................       210.0          393.8          (4.1)           36.8       636.5
Short term debt................................        85.0             --            --              --        85.0
                                                   --------       --------       -------       ---------    --------
Total current liabilities......................       517.5          470.8          (4.1)           36.8     1,021.0
Long term debt.................................        20.0        1,000.8        (493.0)        1,054.1     1,581.9
Deferred tax liability.........................        61.6          431.7         (79.6)         (164.6)      249.1
Post retirement benefits.......................       141.8             --            --              --       141.8
Other long term liabilities....................        47.5            4.5            --            39.6        91.6
                                                   --------       --------       -------       ---------    --------
TOTAL LIABILITIES..............................       788.4        1,907.8        (576.7)          965.9     3,085.4
                                                   --------       --------       -------       ---------    --------
SHAREHOLDERS' EQUITY (NET INVESTMENT)
Total capital stock and unvested restricted
  stock........................................         8.9             --            --              --         8.9
Retained earnings and accumulated other
  comprehensive income.........................       942.4        1,763.3        (120.9)       (1,642.4)      942.4
                                                   --------       --------       -------       ---------    --------
TOTAL SHAREHOLDERS' EQUITY (NET INVESTMENT)....       951.3        1,763.3        (120.9)       (1,642.4)      951.3
                                                   --------       --------       -------       ---------    --------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (NET
  INVESTMENT)..................................    $1,739.7       $3,671.1       $(697.6)      $  (676.5)   $4,036.7
                                                   ========       ========       =======       =========    ========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                         COMBINED FINANCIAL INFORMATION

NOTE 1  INCOME STATEMENT INFORMATION RELATING TO CARLING BREWERS

     The following table shows a reconciliation of the historical combined profit and loss accounts of Carling Brewers, prepared in accordance with UK GAAP and in pounds sterling, to the income statement prepared under US GAAP and in US dollars included in the Unaudited Pro Forma Condensed Combined Income Statement.

     Reclassifications have been made to the underlying Carling Brewers historical combined profit and loss accounts prepared under UK GAAP to conform to Coors' income statement presentation.

     The UK-US GAAP adjustments reflect the material adjustments that are required to convert the results of Carling Brewers to US GAAP. Descriptions of the nature of each adjustment are given in notes 3 and 4.

                                                                   CARLING BREWERS
                                                            YEAR ENDED DECEMBER 29, 2001
                                                    ---------------------------------------------
                                                                  UK-US
                                                                  GAAP
                                                    UK GAAP    ADJUSTMENTS   US GAAP     US GAAP
                                                    --------   -----------   --------   ---------
                                                                (NOTE 3)
                                                                    (IN MILLIONS)
Sales.............................................  L1,781.6     L(13.4)     L1,768.2   $ 2,546.2
Beer excise taxes.................................   (607.1)         --       (607.1)      (874.2)
                                                    --------     ------      --------   ---------
Net sales.........................................  1,174.5       (13.4)     1,161.1      1,672.0
Cost of goods sold................................   (809.8)       (3.5)      (813.3)    (1,171.1)
                                                    --------     ------      --------   ---------
Gross profit......................................    364.7       (16.9)       347.8        500.9
Marketing, general and administrative expenses....   (236.0)      (36.0)      (272.0)      (391.7)
                                                    --------     ------      --------   ---------
Operating income..................................    128.7       (52.9)        75.8        109.2
Interest income...................................      3.5        13.4         16.9         24.3
Interest expense..................................    (45.5)         --        (45.5)       (65.5)
Equity in earnings of joint ventures..............     12.7        (3.8)         8.9         12.8
                                                    --------     ------      --------   ---------
Income before income taxes........................     99.4       (43.3)        56.1         80.8
Income tax expense................................    (28.8)        4.1        (24.7)       (35.6)
                                                    --------     ------      --------   ---------
Net income........................................  L  70.6      L(39.2)     L  31.4    $    45.2
                                                    ========     ======      ========   =========

     The results of Carling Brewers have been translated into US dollars at the average Daily Closing Rate of L1.00 to $1.44 for the year ended December 29, 2001.

NOTE 2  BALANCE SHEET INFORMATION RELATING TO CARLING BREWERS

     The following table shows a reconciliation of the historical balance sheet of Carling Brewers, prepared in accordance with UK GAAP and in pounds sterling, to the balance sheet prepared under US GAAP and in US dollars included in the Unaudited Pro Forma Condensed Combined Balance Sheet.

     Reclassifications have been made to the underlying Carling Brewers balance sheet prepared under UK GAAP to conform to Coors' balance sheet presentation.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The UK-US GAAP adjustments reflect the material adjustments that are required to convert the balance sheet of Carling Brewers to US GAAP, and descriptions of the nature of each adjustment are given in notes 3 and 4.

                                                                 CARLING BREWERS
                                                               AT DECEMBER 29, 2001
                                                   --------------------------------------------
                                                              UK-US GAAP
                                                   UK GAAP    ADJUSTMENTS   US GAAP    US GAAP
                                                   --------   -----------   --------   --------
                                                               (NOTE 3)
                                                                  (IN MILLIONS)
                                            ASSETS
CURRENT ASSETS
Cash and cash equivalents........................  L  39.8     L     --     L   39.8   $   57.7
Short-term marketable securities.................       --           --           --         --
Accounts and notes receivable and other
  receivables....................................    328.0           --        328.0      475.6
Inventories......................................     92.0           --         92.0      133.4
Prepaid expenses and other current assets........     69.3        (14.2)        55.1       79.9
                                                   -------     --------     --------   --------
Total Current assets.............................    529.1        (14.2)       514.9      746.6
Properties.......................................    308.1        103.2        411.3      596.4
Goodwill.........................................       --        696.1        696.1    1,009.4
Other intangible assets..........................       --        430.9        430.9      624.8
Investment in joint ventures.....................     23.4           --         23.4       33.9
Long-term marketable securities..................      4.5           --          4.5        6.5
Other assets.....................................     99.9        350.8        450.7      653.5
                                                   -------     --------     --------   --------
TOTAL ASSETS.....................................  L 965.0     L1,566.8     L2,531.8   $3,671.1
                                                   =======     ========     ========   ========

                                LIABILITIES AND NET INVESTMENT
CURRENT LIABILITIES
Accounts payable.................................  L  53.1     L     --     L   53.1   $   77.0
Other current liabilities........................    271.6           --        271.6      393.8
Current portion of long-term debt................       --           --           --         --
                                                   -------     --------     --------   --------
Total current liabilities........................    324.7           --        324.7      470.8
Long term debt...................................    691.9         (1.7)       690.2    1,000.8
Deferred tax liability...........................     39.3        258.4        297.7      431.7
Other long term liabilities......................      3.7         (0.6)         3.1        4.5
                                                   -------     --------     --------   --------
TOTAL LIABILITIES................................  1,059.6        256.1      1,315.7    1,907.8
                                                   -------     --------     --------   --------
TOTAL NET INVESTMENT.............................    (94.6)     1,310.7      1,216.1    1,763.3
                                                   -------     --------     --------   --------
TOTAL LIABILITIES AND NET INVESTMENT.............  L 965.0     L1,566.8     L2,531.8   $3,671.1
                                                   =======     ========     ========   ========

     The historical balance sheet of Carling Brewers has been translated into US dollars at the Closing Rate on December 28, 2001, (the last business day of the year) of L1.00 to $1.45.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 3  CARLING BREWERS -- US GAAP ADJUSTMENTS BY CAPTION HEADING

     The US GAAP adjustments made to the historical Carling Brewers results of operations and balance sheet, which are described in note 4, can be summarized by caption heading as follows:

                                                                                CARLING BREWERS
                                                                                  YEAR ENDED
                                                                               DECEMBER 29, 2001
INCOME STATEMENT                                                      NOTE 4   CREDIT/ (CHARGE)
----------------                                                      ------  -------------------
                                                                                 (IN MILLIONS)
(i)     SALES
          Trade Loans...............................................    g          L  (13.4)
                                                                                   ========
(ii)    COST OF GOODS SOLD
          Pension costs.............................................    b          L    5.8
          New basis of accounting on Interbrew acquisition..........    d              (9.3)
                                                                                   --------
                                                                                   L   (3.5)
                                                                                   ========
(iii)   MARKETING, GENERAL AND ADMINISTRATIVE EXPENSES
          Pension costs.............................................    b          L    8.1
          New basis of accounting on Interbrew acquisition..........    d             (40.9)
          Restructuring provisions..................................    f              (2.9)
          Stock based compensation..................................    c              (0.3)
                                                                                   --------
                                                                                   L  (36.0)
                                                                                   ========
(iv)    INTEREST INCOME
          Trade loans...............................................    g          L   13.4
                                                                                   ========
(v)     EQUITY IN EARNINGS OF JOINT VENTURES
          Equity accounting.........................................    e          L   (3.8)
                                                                                   ========
(vi)    INCOME TAXES
          Equity accounting.........................................    e          L    3.8
          New basis of accounting on Interbrew acquisition..........    d               3.7
          Deferred taxes on other US GAAP adjustments...............    a              (3.4)
                                                                                   --------
                                                                                   L    4.1
                                                                                   ========
BALANCE SHEET                                                                 INCREASE/ (DECREASE)
-------------                                                                 --------------------
                                                                                 (IN MILLIONS)
(vii)   CURRENT ASSETS
          Pensions..................................................    b           L  (14.2)
                                                                                    ========
(viii)  PROPERTIES
          New basis of accounting on Interbrew acquisition..........    d           L  103.2
                                                                                    ========
(ix)    GOODWILL
          New basis of accounting on Interbrew acquisition..........    d           L  696.1
                                                                                    ========
(x)     INTANGIBLE ASSETS
          New basis of accounting on Interbrew acquisition..........    d           L  430.9
                                                                                    ========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

BALANCE SHEET                                                         NOTE 4  INCREASE/ (DECREASE)
-------------                                                         ------  --------------------
                                                                                 (IN MILLIONS)
(xi)    OTHER ASSETS
          New basis of accounting on Interbrew acquisition (pension
        asset)......................................................    d           L  314.5
          Pensions                                                      b               36.3
                                                                                    --------
                                                                                    L  350.8
                                                                                    ========
(xii)   LONG TERM DEBT
          New basis of accounting on Interbrew acquisition..........    d           L   (1.7)
                                                                                    ========
(xiii)  DEFERRED TAX LIABILITY
          New basis of accounting on Interbrew acquisition..........    d           L  259.7
          Deferred tax..............................................    a               (1.3)
                                                                                    --------
                                                                                    L  258.4
                                                                                    ========
(xiv)   OTHER LONG TERM LIABILITIES
          New basis of accounting on Interbrew acquisition..........    d           L   (0.6)
                                                                                    ========
(xiii)  NET INVESTMENT
          New basis of accounting on Interbrew acquisition..........    d           L1,282.0
          Pensions..................................................    b               22.1
          Deferred tax..............................................    a                6.6
                                                                                    --------
                                                                                    L1,310.7
                                                                                    ========

NOTE 4

     The accounts of Carling Brewers are prepared in accordance with UK GAAP. For the purposes of preparing the Unaudited Pro Forma Condensed Combined Financial Information, the accounts of Carling Brewers have been restated to conform with US GAAP by giving effect to the adjustments described below.

  (A) DEFERRED TAXES

     Under UK GAAP, following the adoption of Financial Reporting Standard 19, "Deferred Tax", deferred taxes are accounted for on all timing differences, taking into account the before tax consequences of transactions and events recognized in the financial statements of the current and previous periods. Under US GAAP, deferred taxes are accounted for on all temporary differences, providing for the effect of differences between the accounting and tax measurement of assets and liabilities.

     Under both UK and US GAAP a valuation adjustment is established for those deferred tax assets where it is more likely than not that some portion will not be realized.

     Deferred taxes have been provided for at 30% on all temporary differences of the relevant US GAAP adjustments.

  (B) PENSION COSTS

     Under UK GAAP (SSAP 24 "Accounting for Pension Costs") the basis of valuation of both pension plan assets and liabilities is not prescribed to the same degree as under US GAAP, although there are some basic minimum requirements.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The profit and loss charge ("pension cost") is determined as the cost of accruing benefits ("regular cost") together with an adjustment reflecting any surplus or deficit not reflected on the balance sheet. This aims to spread the unrecognized actuarial surplus or deficit over the remaining lives of employees. There is no requirement for annual valuations and generally the latest formal actuarial valuation is used which is usually no more than three years prior to the balance sheet date.

     Under US GAAP defined benefit pension plan accounting, plan assets are valued on a market related basis and liabilities are valued under a specified actuarial methodology, including market related valuation assumptions. Changes in the funding status not reflected in the balance sheet that fall outside a 10% corridor are recognized systematically and gradually over subsequent periods. The valuation must be as of the balance sheet date or at a date not more than three months prior to the balance sheet date.

  (C) STOCK BASED COMPENSATION

     Under UK GAAP (UITF 17), a charge is made to the profit and loss account of the parent company only, for stock based compensation schemes (share option schemes and share purchase plans) established in the stock of the parent company. This charge, which is not recorded in the accounts of the subsidiaries where the beneficiaries are employed, is based on the intrinsic value at the date of grant. Intrinsic value is calculated as the difference between the market price and the exercise price. Inland Revenue approved Save As You Earn ("SAYE") schemes are exempt from the requirements of UITF 17.

     Under US GAAP, companies have the option of accounting for stock based compensation under Statement of Financial Accounting Standard No. 123, "Accounting for Stock-Based Compensation", (FAS 123) or Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees" (APB 25). Carling Brewers has chosen to account for such costs under APB 25.

     Under APB 25, the compensation expense is calculated as the intrinsic value at the measurement date. The intrinsic value is the excess of the fair market value of the underlying shares over the exercise price of the shares at the share option grant date. For fixed plans the measurement date is the grant date. Variable plans (principally options with performance criteria) are re-measured every period until the number of shares and exercise price are known. For both fixed and variable plans, any compensation expense is generally recognized over the period from grant date to vesting date.

  (D) NEW BASIS OF ACCOUNTING ON INTERBREW ACQUISITION

     Interbrew acquired the brewing businesses of Bass PLC, including the assets and liabilities of the Business, on August 26, 2000, for L2,416.0 million (including acquisition expenses). A new basis of accounting was established in the consolidated financial statements of Interbrew, reflecting the fair values of assets acquired and liabilities assumed. UK GAAP reflects the new basis of accounting in group consolidated financial statements but does not allow the new basis to be reflected in the underlying books and records of the acquired entities.

     Under US GAAP, the combined financial statements of the Business for periods after August 26, 2000 should reflect the new basis of accounting established for the Business' assets and liabilities based upon the

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

fair values at August 26, 2000, of the respective assets acquired and liabilities assumed by Interbrew SA, as summarized below:

                                                            HISTORICAL    FAIR     USEFUL
                                                               COST       VALUE     LIFE
                                                                LM         LM      (YEARS)
                                                            ----------   -------   -------
Intangible fixed assets (including goodwill)..............       --      1,185.4   3 - 40
Property, plant and equipment.............................    309.8        410.0   3 - 50
Land......................................................     11.7         32.7       --
Trade loans...............................................    153.7        153.7       --
Other investments.........................................      2.1          2.1       --
Associate undertakings....................................     18.6         18.6       --
Inventory.................................................     75.7         77.1       --
Other working capital.....................................    100.4        100.4       --
Pension scheme surplus....................................       --        314.4       --
Loans.....................................................     (9.9)        (8.2)      --
Other provisions..........................................     (2.9)        (2.3)      --
Deferred taxes............................................    (20.8)      (281.2)      --
                                                              -----      -------
                                                              638.4      2,002.7
                                                              =====      =======

     As a result of the new basis of accounting, net assets were increased and additional charges are reflected under US GAAP in the reconciliation of net income, principally for the effects of increases in depreciation and amortization expense of tangible and intangible assets, including goodwill. The effects of deferred taxes and pensions are described in notes (a) and (b), respectively, above.

  (E) EQUITY ACCOUNTING

     UK GAAP requires the investors' share of operating profit or loss, interest and taxation relating to unconsolidated affiliates and joint ventures to be accounted for separately within each of those headings. Under US GAAP, the investors' share of the after-tax profits and losses of unconsolidated affiliates and joint ventures are included within the income statement as a single line item.

  (F) RESTRUCTURING PROVISIONS

     Under UK GAAP, provisions for restructuring can be recognized once the company is demonstrably committed to the restructuring plan. Under US GAAP, the recognition criteria for restructuring provisions are more stringent as they require a number of prescribed conditions to be met before a liability can be recorded. Therefore, timing differences may arise between the UK GAAP and US GAAP recognition of the restructuring charge and associated liability, which can result in the charge and liability being recorded in different fiscal periods.

  (G) TRADE LOANS

     Under UK GAAP, any interest earned on trade loans made to customers is recognized as part of gross margin, as the interest rate charged is inter-related with future purchase commitments made by the customer and discount structures offered, and many such loans are made on an interest free basis. US GAAP requires a market rate of interest to be imputed on all trade loans, with the interest credit being recognized within interest income, rather than within gross margin.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 5  ADJUSTMENTS TO ELIMINATE NON-ACQUIRED BUSINESSES

     The historical financial information of Carling Brewers includes the results of operations and assets and liabilities attributable to the TCB business, which was formerly a part of Bass Brewers Limited but was not acquired by Coors.

     For the purpose of the Unaudited Pro Forma Condensed Combined Financial Information, the following adjustments have been made to the historical financial information of Carling Brewers, after adjustment to US GAAP and to US dollars, to eliminate the results of operations and assets and liabilities of TCB. These adjustments reflect the terms of the separation agreement, which split Carling Brewers into Coors Brewers and TCB.

  (I) REVENUES AND GROSS MARGINS

     As part of the separation agreement, a number of cross distribution arrangements were put in place between Coors Brewers and TCB. The nature of these arrangements vary by brand and by customer type, and therefore each of the major revenue streams has been considered separately.

     Coors Brewers and TCB will each separately supply their own brands to national "on trade" and "off trade" channels. In the independent "on trade" channels at the point of acquisition, Coors Brewers operated in England and Wales, and TCB operated in Scotland and Ireland. Therefore, for the purposes of this unaudited pro forma financial information, net sales revenue and gross profit excludes that belonging to TCB. See (a) in table below.

     TCB will continue to sell Coors Brewers brands in Ireland, and through independent "on trade" channels in Scotland, for a period of one year. A fixed profit margin per barrel accrues to Coors Brewers on these sales and a minimum sales quantity will apply. After this one year period, Coors Brewers intends to have established its own distribution channels to these customers, selling directly to them with the full gross margin achieved accruing to Coors Brewers. For the purpose of the pro-forma financial information, the actual sales revenue and gross profit earned on these brands in the year ended December 29, 2001 have been eliminated (as part of adjustments (a) in the table below), and replaced with the contractual revenues and fixed profit margin that will be earned under this contract. See (b) in the table below.

     While this profit margin could theoretically be lost after the one year distribution agreement expires, Coors Brewers expects that the margin achieved from direct sales to customers in the future will be larger than the contractual margin earned from TCB in the one year period. However, no such margin increase has been assumed in this unaudited pro forma financial information.

     Conversely, Coors Brewers will continue to brew and sell certain TCB brands in England and Wales for periods of up to three years, on both an exclusive and non-exclusive basis, depending on brand. For the purposes of this pro forma financial information, the sales and profit margins have been included for those brands where the distribution agreements give Coors Brewers exclusive rights of sale of the brand, or where the agreements run for a period of more than one year. Those brands where Coors Brewers have non-exclusive rights for one year only have, with minor exceptions, been excluded, as those revenues are considered to be non-recurring. For those sales that have been included, gross profits have been reduced by the margin that will be payable to TCB, totaling approximately $2 million. See (c) in table below.

     Finally, an adjustment has been made to add in sales and gross profits earned from export sales of Coors Brewers brands that have historically been recorded in another Interbrew subsidiary and are not included in the historical Carling Brewers financial statements. The export rights associated with Coors Brewers brands have also been acquired by Coors. See (d) in table below.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     The following table summarizes the adjustments that have been made to revenues and gross profits:

                                                                NET     GROSS
                                                               SALES    PROFIT
                                                              -------   ------
                                                               (IN MILLIONS)
(a) TCB direct supply to National On Trade customers........  $ (60.3)  $(21.5)
(a) TCB direct supply to National Off Trade customers.......    (64.5)   (25.8)
(a) TCB direct supply to Independent On Trade in Scotland...   (145.3)   (67.2)
(b) Coors Brewers brands sold by TCB in Scotland and
  Ireland...................................................      7.5      1.4
(c) TCB brands sold by Coors Brewers in England and Wales...     (1.4)    (2.0)
(d) Export sales of Coors Brewers brands recognized.........     19.6      9.8
Less TCB freight costs......................................       --     21.3
                                                              -------   ------
                                                              $(244.4)  $(84.0)
                                                              =======   ======

  (II) BREWERY COSTS AND OTHER OVERHEADS

     The Wellpark brewery situated in Glasgow, Scotland, which is included in the Carling Brewers historical financial statements, was retained by TCB as it produces substantially all TCB brands. The breweries acquired by Coors produce substantially all Coors Brewers brands with the exception of the brewery at Cape Hill, where approximately 70% of brewing and 60% of packaging is for export brands sold by Bass Beers Worldwide, an Interbrew subsidiary not acquired by Coors.

     Brewery costs are recovered by charges made against sales margins at standard cost rates. An appropriate share of standard cost variances has been allocated to the TCB business and thus have been removed from the unaudited pro forma income statement. The approach taken in the unaudited pro forma income statement on the breweries which produced TCB/Interbrew brands is as follows:

     - Wellpark -- As this is retained by TCB and produces substantially all TCB brands, both its costs and its recoveries are removed.

     - Cape Hill -- As this is a brewery acquired by Coors, its costs are not removed, but they are reduced by the contractual brewing fees arising from the production of TCB/Interbrew brands on their behalf; effectively leaving in place the costs of the brewery related to the production of Coors Brewers brands.

     Interbrew intends to transfer the production of its brands currently produced at Cape Hill to its own breweries during the course of 2002. The resulting reduction in production volume at Cape Hill means that the plant's brewing and packaging operation will no longer be a viable proposition. Coors Brewers has therefore announced the planned closure of Cape Hill once Interbrew has completed its production transfers. The production of Coors Brewers brands remaining at Cape Hill will be transferred to its brewery in Burton, where production will be at lower costs. This benefit has not been recognized in the unaudited pro forma financial information. Severance and certain restructuring costs associated with the closure of Cape Hill have been accrued for in the purchase price allocation.

     The proforma impact of the brewery costs and other overheads discussed above is reflected in gross profit in Note 5(i) above and included in cost of goods sold on the pro forma income statement.

  (III) OTHER OVERHEADS

     Other overheads, included in marketing, general and administrative expenses, directly attributable to TCB totaling $35.6 million have been removed from the pro forma income statement. This includes TCB employee costs and TCB brand marketing costs.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

  (IV) INTEREST, OTHER INCOME AND TAXATION

     Approximately $4.0 million of interest income associated with the trade loans for Scotland customers has been eliminated from the proforma income statement as it relates to TCB revenues that have likewise been eliminated.

     No adjustment has been made to eliminate an element of the interest charge, as it is not possible to separately identify any components of debt that are directly associated with the TCB operations.

     Approximately $2.6 million of other income has been eliminated for TCB's share of the profits in the 49.9% owned distribution joint venture, Tradeteam. In the future, TCB will be entitled to the profits it would have earned under Carling Brewers ownership. These profits will be provided to TCB through reduced distribution costs.

     Approximately $20.3 million of associated tax effects on the TCB operating results have also been eliminated.

  (V) ASSETS AND LIABILITIES

     Prior to the acquisition by Coors, specific assets and liabilities were transferred into a separate TCB legal entity in accordance with the terms of a legal separation agreement. The principal components of this transfer were the property, plant and equipment and inventories associated with the Wellpark brewery in Scotland, and trade loans, trade receivables and discount accruals related to the independent "on trade" customers in Scotland.

     Other balances, such as accounts receivable related to sales of TCB brands through national "on trade" and "off trade" channels and accounts payable, remain with Coors Brewers, who remain responsible for collection and payment of such items.

     In addition to the assets and liabilities eliminated as part of the separation agreement, an adjustment has been made to eliminate the value of intangible assets and goodwill attributed to the TCB business by Interbrew.

     As consideration for the transfer of TCB, Interbrew forgave the intercompany loan account by approximately $493 million. In the pro forma balance sheet, this Interbrew intercompany account is treated as long-term debt and is reduced by the amount of the debt forgiven.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

NOTE 6 ACQUISITION ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

     The pro forma acquisition adjustments, which are described in note 7 can be summarized by caption heading as follows:

                                                                                          YEAR ENDED
                                                                                       DECEMBER 30, 2001
INCOME STATEMENT                                                          NOTE 7       CREDIT/ (CHARGE)
----------------                                                          ------      -------------------
                                                                                         (IN MILLIONS)
(i)      COST OF GOODS SOLD
           Reclassify equity earnings of joint ventures from other
             income..................................................      c(ii)           $    10.2
           Adjustment to depreciation on property....................      a(ii)                 3.6
                                                                                           ---------
                                                                                           $    13.8
                                                                                           =========
(ii)     OTHER OPERATING EXPENSES
           Eliminate goodwill amortization arising on acquisition by
             Interbrew...............................................  a(iii), a(iv)       $    18.0
           Eliminate intangible amortization arising on acquisition
             by Interbrew............................................      a(iv)                23.9
           Adjustment to amortization of intangible assets...........      a(iv)               (17.0)
           Reclassify restructuring charge to special charge.........     c(iii)                 4.0
                                                                                           ---------
                                                                                           $    28.9
                                                                                           =========
(iii)    SPECIAL CHARGES
           Reclassify restructuring charge to special charge.........     c(iii)           $    (4.0)
                                                                                           =========
(iv)     INTEREST INCOME
           Eliminate income on marketable securities sold to fund the
             acquisition.............................................        b             $   (12.0)
                                                                                           =========
(v)      INTEREST EXPENSE
           Interest expense on new Coors debt........................        b             $   (82.0)
           Eliminate Interbrew interest..............................        b                  65.5
                                                                                           ---------
                                                                                           $   (16.5)
                                                                                           =========
(vi)     OTHER INCOME
           Reclassify equity earnings of joint ventures to cost of
             goods sold..............................................      c(ii)           $   (10.2)
                                                                                           =========
(vii)    INCOME TAXES
           Tax effects of adjustments................................      c(i)            $     0.7
                                                                                           =========
BALANCE SHEET                                                             NOTE 7      INCREASE/ (DECREASE)
-------------                                                             ------      --------------------
                                                                                         (IN MILLIONS)
(vi)     CASH AND CASH EQUIVALENTS
           Cash raised from sale of marketable securities............        b             $   208.0
           New debt issued...........................................        b               1,550.0
           Cash consideration, including repayment of intercompany
             loans...................................................                       (1,840.1)
                                                                                           ---------
                                                                                           $   (82.1)
                                                                                           =========
(vii)    MARKETABLE SECURITIES
           Sale of marketable securities by Coors....................        b             $  (208.0)
                                                                                           =========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

BALANCE SHEET                                                             NOTE 7      INCREASE/ (DECREASE)
-------------                                                             ------      --------------------
                                                                                         (IN MILLIONS)
(viii)   INVENTORIES
           Increase in inventory value...............................      a(i)            $     1.7
                                                                                           =========
(ix)     PREPAID EXPENSES AND OTHER CURRENT ASSETS
           Adjust prepaid expenses to fair value.....................      a(i)            $     3.7
                                                                                           =========
(x)      PROPERTIES
           Write down of certain items of property, plant and
             equipment...............................................      a(ii)           $   (52.8)
                                                                                           =========
(xi)     GOODWILL
           Elimination of Interbrew goodwill.........................     a(iii)              (703.5)
           Coors' goodwill arising on acquisition....................     a(iii)               574.2
                                                                                           ---------
                                                                                           $  (129.3)
                                                                                           =========
(xii)    OTHER INTANGIBLE ASSETS
           Elimination of Interbrew's valuation of intangible
             assets..................................................      a(iv)           $  (429.4)
           Coors' intangible asset valuation at acquisition..........      a(iv)               424.4
                                                                                           ---------
                                                                                           $    (5.0)
                                                                                           =========
(xiii)   INVESTMENTS IN JOINT VENTURES
           Increase in value of joint ventures.......................      a(v)            $    62.4
                                                                                           =========
(xiv)    LONG TERM MARKETABLE SECURITIES
           Adjust to market value....................................      a(v)            $    (3.8)
                                                                                           =========
(xv)     OTHER ASSETS
           Reduction in value of pension surplus.....................      a(v)            $  (422.7)
           Deferred tax asset........................................      a(vi)               147.5
           Note receivable for reimbursement of outstanding debt.....      a(v)                 11.9
                                                                                           ---------
                                                                                           $  (263.3)
                                                                                           =========
(xvi)    OTHER CURRENT LIABILITIES
           Cape Hill closure costs accrual...........................      a(vi)           $    18.8
           Accrued transaction costs.................................        a                  18.0
                                                                                           ---------
                                                                                           $    36.8
                                                                                           =========
(xvii)   LONG TERM DEBT
           New debt issued...........................................        b             $ 1,550.0
           Repayment of Interbrew intercompany liabilities...........        a                (495.9)
                                                                                           ---------
                                                                                           $ 1,054.1
                                                                                           =========
(xviii)  DEFERRED TAX LIABILITY
           Eliminate existing deferred taxes at date of
             acquisition.............................................      a(vi)           $  (352.1)
           Record deferred taxes that arise at date of acquisition...      a(vi)               187.5
                                                                                           ---------
                                                                                           $  (164.6)
                                                                                           =========

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

BALANCE SHEET                                                             NOTE 7      INCREASE/ (DECREASE)
-------------                                                             ------      --------------------
                                                                                         (IN MILLIONS)
(xix)    OTHER LONG TERM LIABILITIES
           Onerous contract..........................................      a(vi)                40.0
           Change in vacant leasehold provision......................      a(vi)                (0.4)
                                                                                           ---------
                                                                                           $    39.6
                                                                                           =========
(xx)     SHAREHOLDERS' EQUITY (NET INVESTMENT)
           Eliminate Coors Brewers equity............................                      $(1,642.4)
                                                                                           =========

NOTE 7 ACQUISITION ADJUSTMENTS TO THE UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

  (A) PURCHASE CONSIDERATION AND PURCHASE PRICE ALLOCATION

     On February 2, 2002, Coors acquired the entire issued capital of Bass Holdings Limited, the parent company of Coors Brewers, plus additional intangible assets from other subsidiaries of Interbrew S.A. for a total cash consideration of 1.2 billion pounds sterling (approximately $1.74 billion as of December 30, 2001), plus acquisition costs of approximately $18 million, of which $495.9 million represented the repayment of intercompany loans. The purchase price will be adjusted based on the value of working capital of Coors Brewers at the date of acquisition. This has not yet been finalized and agreed with Interbrew, and therefore will be subject to future adjustment.

     The acquisition has been accounted for by using the purchase accounting method. Coors has established a new accounting basis for Coors Brewers assets and liabilities based upon the fair market values thereof and the purchase price for Coors Brewers, including the direct cost of acquisition.

     A preliminary allocation of the purchase price has been reflected in the Unaudited Pro Forma Condensed Combined Financial Information. This preliminary allocation reflects an estimate of certain fair value adjustments that need to be made to the historical net asset position of Coors Brewers, resulting in an allocation of the residual purchase price to goodwill based on this adjusted historical net asset position. A final allocation of the purchase price is dependent upon certain valuations and other studies that have not yet been finalized, including the tax and financing structure of the acquired business and evaluating certain restructuring plans. Also, as noted above, the purchase price is subject to further adjustments, which have not yet been finalized with Interbrew. These adjustments will result in further change to the purchase price allocation.

     The acquisition, as completed on December 30, 2001, was funded with approximately $208 million of cash, raised through the sale of marketable securities, plus approximately $1,550 million of new debt. A more detailed description of the financing arrangements, and the pro forma effect that this financing has on net income, is given in (b) below.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

     For the purposes of the pro forma financial information, the purchase price plus acquisition costs have been allocated to assets and liabilities as of December 30, 2001, as follows:

                                                                 (IN MILLIONS)
                                                                 $          L
                                                              --------   --------
Current assets..............................................  $  613.4   L  423.0
Property, plant and equipment...............................     455.4      314.1
Brand value and other intangible assets.....................     424.3      292.6
Goodwill....................................................     574.2      396.0
Other long-term assets......................................     419.4      289.2
Current and long-term liabilities...........................    (728.7)    (502.5)
                                                              --------   --------
                                                              $1,758.0   L1,212.4
                                                              ========   ========

     As noted above, the purchase price consideration will be further adjusted, based on the working capital at the date of acquisition. An estimate of the working capital adjustment has been included in the proforma adjustments to the balance sheet.

     In arriving at this purchase price allocation, the following adjustments have been made by Coors to the fair values of the assets acquired and liabilities assumed by Coors Brewers.

  (i) Current Assets

     Inventory has been adjusted to its estimated sales value less selling and marketing costs to be incurred and profit for the selling effort, resulting in an increase of $1.7 million.

     Prepaid expenses and other current assets have been increased by $3.7 million to reflect prepaid advertising that had previously been reflected as a long-term investment.

     No other adjustments have been made to the book value of current assets. Current assets may be subject to future adjustment during the period in which the final purchase price is agreed with Interbrew, as discussed above.

  (ii) Property, Plant and Equipment

     Property has been independently valued at market value, which has given rise to a decrease of $52.8 million compared to book value. The basis of this property valuation is existing use, with the exception of the Cape Hill brewery, which has been valued at its net realizable value after this brewery is closed down. The fair value attributed to the Cape Hill brewery is therefore provisional and may be subject to adjustment based on actual value realized. These adjustments have given rise to a pro forma adjustment reducing depreciation expense by $3.6 million.

  (iii) Goodwill

     Goodwill represents the residual purchase price, after having made appropriate allocations to all other asset and liability categories. Goodwill will be held as an indefinite life asset, subject to annual impairment reviews. The impact on the unaudited pro forma income statement is a reduction of amortization expense of $18.0 million, being the elimination of goodwill amortization included in the historical Coors Brewers results, relating to the Interbrew acquisition. No amortization expense on the goodwill resulting from the Coors acquisition is included as a result of the adoption of Statement of Financial Accounting Standard No. 142, as described below.

                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

  (iv) Intangible Assets

     The brands, customers, contracts and technology of Coors Brewers have been independently valued as of the date of acquisition and have been stated at their estimated fair values. These brands will be amortized over their estimated useful lives, which range from 2 years to 20 years, depending on the perceived strength and longevity of each brand, with the exception of the Carling brand which has been ascribed an indefinite life. This results in pro forma amortization expense of $17.0 million, a decrease of $6.9 million compared to the Interbrew amortization expense of $23.9 million for intangible assets. The total proforma decrease in amortization expense for both goodwill and intangible assets is $24.9 million. This total decrease in amortization expense is partially due to the fact that the proforma amortization expense is based upon application of Statement of Financial Accounting Standards Nos. 141 and 142, "Business Combinations", and "Goodwill and Other Intangible Assets", respectively, which are effective for the Coors Brewers acquisition. This new guidance allows for goodwill and certain intangible assets to be identified as having an indefinite life and therefore are nonamortizable. These standards are effective for acquisitions occurring after June 30, 2001, and therefore are reflected in the proforma statements for 2001. The historical results of Carling Brewers appropriately apply Accounting Principles Board Opinion No. 16, "Business Combinations", which provides for all intangible assets and goodwill to be assigned a useful life and amortized accordingly.

  (v) Other Long Term Assets

     Pension asset -- The assets and liabilities of the pension fund have been re-measured in accordance with SFAS 87 as at the date of acquisition, and an adjustment has been made to reduce the net pension asset by $422.7 million from its book amount of $473.7 million to approximately $51 million, representing the excess of the fair value of the plan assets over the projected benefit obligation at the date of acquisition.

     Trade loans -- Coors Brewers has made trade loans to customers for periods of typically up to 10 years, the book value of which total $146 million, net of provisions. Approximately $35 million of this balance is reflected in current assets, based upon the scheduled payments to be received in the next 12 months. These loans are deemed to be at fair market value as the current rate and terms approximate market and therefore no fair value adjustment is deemed necessary.

     Unconsolidated affiliates -- The value of equity accounted investees have been re-measured at fair value, based on forecasted discounted cash flows. This has resulted in an increase of approximately $62.4 million in carrying value compared to Coors Brewers' share of the underlying net assets of those entities. The Tradeteam joint venture has a distribution contract with Coors Brewers that is priced at above market rates. An asset of approximately $40 million relating to this favorable contract has been recognized within the fair value of the joint venture. An equal and offsetting liability has been provided for as discussed in the "provision for onerous contracts" section below.

     Long-term marketable securities -- Long-term marketable securities have been adjusted to their fair market value of $2.7 million on the date of acquisition resulting in a decrease of $3.8 million including the reclassification of certain prepaid advertising from long-term investments to prepaid expenses and other current assets as noted above in a(i).

     Note receivable -- As part of the acquisition, included in the balance sheet of Coors Brewers is a debt obligation with a third party which was not paid off as part of the acquisition. As part of the purchase agreement, Interbrew is obligated to service this debt through reimbursement to Coors Brewers for principal and interest payments and therefore a corresponding asset has been recognized.

  (vi) Current and Long Term Liabilities

     Deferred tax -- Adjustments have been made to recognize the full UK deferred tax liability, and also to recognize the corresponding deferred tax assets that arise in the US due to recovery of foreign tax credits.

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                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

However, as the full recoverability of these foreign tax credits is not more likely than not, a valuation allowance of $40 million has been made against the offsetting deferred tax asset.

     Provision for onerous contracts -- Certain contracts have been identified whereby Coors Brewers is currently paying in excess of market rates. Provision has been made for the estimated future above-market costs that will be incurred under these contracts. The principal contract for distribution is with the Tradeteam joint venture, where Coors Brewers is paying an above market price to Tradeteam. A provision of $40 million has been recognized related to this contract, but there is an equal and opposite asset recognized within the fair value of Tradeteam included in the "unconsolidated affiliates" fair value adjustment discussed above. There is a further adjustment to the provision for vacant properties on the books of Coors Brewers by approximately $0.4 million.

     Provision for restructuring costs -- Provision has been made for the estimated costs of severance and other termination benefits that will be payable to employees upon closure of the Cape Hill brewery plus other associated exit costs. The provision of $18.8 million is based on the business plan, which formed the basis for the closure announcement on March 21, 2002.

  (B) ACQUISITION FINANCE

     The total $1.74 billion purchase price plus acquisition costs of approximately $18 million have been financed through a mixture of cash raised through the sale of marketable securities of approximately $208 million, variable-rate term loans of $800 million and by a temporary variable-rate bridge loan of $750 million. Coors plans to replace the bridge loan with long-term financing. For the purposes of this pro forma financial information, a fixed interest rate of 6.6% on the long term financing and a weighted average variable rate of approximately 3.7% on the variable rate facilities have been assumed based upon recent market rates. In addition, estimated debt issue costs of approximately $13 million will be amortized over the lives of the term loan and long term financing, assumed to be 5 years and 10 years, respectively, resulting in additional pro forma interest expense of approximately $3 million per annum.

     The total adjustment recorded related to acquisition financing in the pro forma financial information eliminates the interest charged in the historical accounts of Carling Brewers on Interbrew intercompany debt of $65.5 million, reduces Coors' interest income on the marketable securities sold to fund the acquisition by $12.0 million and increases interest expense by $82.0 million, which is the annualized interest on the new debt.

     A 1/8% movement in variable interest rates and in the rate at which the long-term financing is finally issued, would affect annual pre-tax income by approximately $1.9 million.

  (C) OTHER ADJUSTMENTS

  (i) Taxation

     The pro forma tax adjustment includes an adjustment of $4.6 million to restate tax on the Coors Brewers results from the UK statutory tax rate of 30% to the US federal and state tax rate of 39%.

     The total pro forma taxation adjustment of $0.7 million, which includes the $4.6 million described above, has been calculated at a statutory rate of 39%, representing federal plus state tax. It takes account of the tax effects of the other pro forma adjustments and the tax effects of the acquisition structure.

  (ii) Earnings of Unconsolidated Affiliates

     Coors Brewers uses a 49.9% owned affiliate, Tradeteam Limited, to carry out a majority of its distribution. Prior to the acquisition, nearly all of Tradeteam's business was for Carling Brewers, with only an immaterial amount of work being work carried out for external customers. Coors Brewers pays Tradeteam an above-market rate for distribution costs, but Coors Brewers then receives back 49.9% of the profit made by

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                   NOTES TO THE UNAUDITED PRO FORMA CONDENSED
                 COMBINED FINANCIAL INFORMATION -- (CONTINUED)

Tradeteam. Rather than show this profit share as "share of equity investee earnings," Coors believes that it is more appropriate to net this profit against distribution costs, thus reducing distribution costs back to a market rate. Subsequent to the acquisition, a portion of Tradeteam's business will be for Interbrew.

  (iii) Restructuring Charges

     Restructuring charges of approximately $4.0 million that are included in Carling Brewers historical results have been reclassified from marketing, general and administrative expenses to special charges to be consistent with the Coors classification and presentation of similar charges.

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